Exhibit 99.1

JAMES LOPEZ JOINS SOCKET MOBILE AS VICE PRESIDENT OF MARKETING AND BUSINESS DEVELOPMENT

NEWARK, Calif. – October 6, 2014 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today announced that James Lopez has joined the executive management team as Vice President of Marketing and Business Development.

Mr. Lopez will be responsible for Socket’s worldwide marketing activities including Socket’s software developer program, product marketing, and marketing communications. Socket supports more than 1,000 developers who have registered to use its Software Developer Kits in their mobile applications. The Company has a broad family of mobile linear, laser and 2D barcode scanners and accessories for use with tablets and smartphones and insures that its products remain compatible with the most current operating systems from Apple, Android and Windows used on these devices. Communications include an active website www.socketmobile.com, press and social media releases, and product literature covering its worldwide markets in the Americas, Europe and Asia-Pacific.

Mr. Lopez holds a Bachelor of Science degree in electrical engineering and computer science from the University of California Berkeley and has over 22 years of professional experience in international marketing and marketing management for electronic product companies including most recently Logitech and Electronics for Imaging.

“James has a proven track record of building successful marketing teams and programs. Our marketing programs are central to providing our customers and software developers with key information about the Company, its products, direction and activities and we are pleased to welcome James Lopez to the Socket Mobile management team,” said Kevin Mills, President and CEO.

About Socket Mobile
Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail point of sale, field service, healthcare, and other mobile markets.
Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market.
Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile or subscribe to sockettalk.socketmobile.com, the company’s official blog.

Media Contacts:

Dave Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Socket and the Socket logo are registered trademarks or trademarks of Socket Mobile, Inc. Apple, Android and Windows are trademarks respectively of Apple Inc., Google Inc. and Microsoft Corporation registered in the U.S. and other countries. All other trademarks and trade names contained herein may be those of their respective owners.

© 2014, Socket Mobile, Inc. All rights reserved.